Exhibit 15

2019 Year in Review

Email content

As we kick off a new year and prepare for another twelve months of growth, it’s the perfect time to look back at a few of our key accomplishments in 2019.

Here’s what the last year looked like for Fundrise.

Landmarks
Surpassed $4.7 billion in total property value	Exceeded $900 million in investor AUM
Served over 115,000 active investors on our platform
Highlights
Acquired over 75 investment properties in Fundrise funds	Launched the Fundrise iPhone app, bringing the Fundrise experience to investors’ fingertips
Awards
Named one of the Washington Post’s Top Workplaces	Earned 5th consecutive inclusion on Forbes Fintech 50 list
Included on the Inc. 5000 list of the most successful companies in America	Recognized with a Fast Tech 500 award from Deloitte
Selected as the Best Real Estate Investment Platform of 2019 by the Fintech Breakthrough Awards
Fun Facts
Our funds’ now hold properties in 60+ cities, across 20+ states	Our real estate team traveled 342,000 miles to discover, investigate, and acquire new assets
Our team has continued to quickly grow, and we’ve moved to a brand new office space overlooking D.C.’s famous DuPont Circle

Our most popular articles:

•  Interested in investing on Fundrise? Start here.

•  What is appreciation and how does it relate to Fundrise investments?

•  Property Story — Elysium Fourteen in Washington, D.C.